Exhibit 10.4.2

ONEBEACON’S 2013 MANAGEMENT INCENTIVE PLAN

Purpose
The Management Incentive Plan (MIP) is an integral part of the total compensation program for managers and certain senior key individual contributors. Its primary purpose is to focus attention on 2013 profitability goals and to reward eligible participants for the achievement of those goals.

Eligibility
The Plan is limited to senior staff who have a significant impact on OneBeacon’s operating results.

Target Awards
Target awards for all participants are expressed as a percent of salary.

Performance Measures
The corporate MIP pool will be established primarily based upon achievement of solid financial and economic performance. The OneBeacon Insurance Group, Ltd. Compensation Committee (the “Compensation Committee”) set the 2013 MIP primary performance objective at a 93.2% adjusted combined ratio, together with secondary strategic objectives with respect to expense management and capital management. The 93.2% combined ratio represents an appropriately challenging performance goal for the 2013 MIP as we continue to fully transition to our new organization. The other performance goals are consistent with the Company's strategic and operational objectives including the reduction of expenses while continuing to write profitable specialty business, and substantially meeting these objectives will yield an expected payment at or near target.

The Compensation Committee may adjust the size of the pool based on under- or over-achievement of the Company’s target combined ratio and other objectives at its sole discretion.

Individual Awards
Each business unit will be judged against a number of performance metrics including, where appropriate, a combined ratio target. Generally these metrics will relate to the aggregate financial plan rolled up by line of business. If the financial metrics are achieved, in conjunction with other business metrics, the business may be awarded 100% of its indicated share of the corporate pool. Businesses failing to meet goals may or may not, at the discretion of the CEO, receive a reduced, partial allocation of the pool. Businesses exceeding objectives may receive greater than 100% of indicated allocation. In no event will the sum of the performance-adjusted business unit pools be greater than the performance-adjusted Company pool as authorized by the Compensation Committee.

Within each business, it will be the prerogative of the business leader, with guidance from and after consultation with the CEO, to further allocate the business' pool amount to the constituent branches, lines of business and individuals, based upon performance.

For corporate or administrative functions that support all or multiple businesses, participants will receive allocations from the corporate pool based upon attainment of their department and individual goals for 2013.

The salary used to determine the amount of the individual awards will be that in effect at the end of the plan year (12/31/13).

Plan Participation for New Hires
Employees hired during the plan year are eligible to participate in the MIP. Awards will be pro-rated specifically based on date of hire unless other arrangements are agreed to at the time of the employment offer.

Payment of Awards
Unless payment is deferred in accordance with an election made pursuant to the OneBeacon Deferred Compensation Plan and any related procedures adopted by the Company, payment of any MIP award shall be made by the Company no later than 2 1/2 months after the end of the Company's fiscal year in which such MIP award is earned, but in any event not prior to the Compensation Committee’s certification of performance results following the end of the plan year. In all cases, payment will not be made unless and until the Compensation Committee approves the overall corporate performance factor and performance-adjusted MIP pool and no payment will be made to the CEO, the Executive Team or any of the other executive officers without specific approval from the Committee.

Clawback Policy
Amounts paid pursuant to the MIP are subject to clawback by OneBeacon pursuant to the Clawback Policy adopted by the Board of Directors of OBIG on June 16, 2010. The Clawback Policy provides that, in the event of a restatement of the financial statements of OBIG for failure to comply with the federal securities laws due to misconduct of a MIP participant, the Board of Directors of OBIG may require the participant to reimburse OneBeacon for all or a portion of his or her MIP award; provided, however, that in the event of fraud, the MIP participant shall reimburse OneBeacon for all of his or her MIP award.

Special Circumstances
The Compensation Committee may, in its sole discretion, also recognize extraordinary conditions or circumstances in determining payment levels.

In the event of termination prior to the payment of awards, no incentive payments will be made. However, in the event of retirement or reduction in force at or after the end of the plan year, but before payment is made, MIP payments may be made if approved by the senior business leader. Payment shall be contingent upon the participant signing a OneBeacon Agreement and Release as consideration for all incentive payments. No participant who was terminated prior to the payment of awards due to a reduction in force may be considered for a MIP payment unless the participant also signed the Agreement and Release provided to the participant at the time of termination within the time period specified in the Agreement and Release. For purposes of the MIP, “retirement” shall mean termination of service with the Company, other than for cause, at any time after attaining age sixty (60) or termination of service under circumstances which the Committee deems equivalent to retirement. These exceptions will be made on a case by case basis. In the event of death or disability, the participant or beneficiary may be considered for a partial award payment if approved by the senior business leader.

The MIP is discretionary; in no way does eligibility in this plan imply an obligation of payment on the part of OneBeacon nor should it be construed as a promise of continued employment.

Effect on Benefit Plans
Amounts paid under the terms of the MIP will not be counted for purposes of determining compensation under any other employee benefit plan sponsored by OneBeacon.

Plan Continuation
Notwithstanding any of the aforementioned, the MIP may be amended or terminated, in whole or in part, at any time, by the Compensation Committee.